Exhibit 10.2

UNITED STATES OF AMERICA

Before the

OFFICE OF THRIFT SUPERVISION

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In the Matter of	)	Order No.:	SE-08-012
)
)
BANKUNITED FINANCIAL	)
CORPORATION	)	Effective Date: September 19, 2008
Coral Gables, Florida	)
)
OTS Docket No. H-2451)
)

STIPULATION AND CONSENT TO ISSUANCE OF ORDER TO CEASE AND DESIST

WHEREAS, the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Southeast Region (Regional Director), and based upon information derived from the exercise of its regulatory and supervisory responsibilities, has informed BankUnited Financial Corporation, Coral Gables, Florida, OTS Docket No. H-2451 (Holding Company), that the OTS is of the opinion that grounds exist to initiate an administrative proceeding against the Holding Company pursuant to 12 U.S.C. § 1818(b);

WHEREAS, the Regional Director, pursuant to delegated authority, is authorized to issue Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order; and

WHEREAS, the Holding Company desires to cooperate with the OTS to avoid the time and expense of such administrative cease and desist proceeding by entering into this Stipulation and Consent to Issuance of Order to Cease and Desist (Stipulation) and, without admitting or denying that such grounds exist, but only admitting the statements and conclusions in Paragraph 1 below concerning Jurisdiction, hereby stipulates and agrees to the following terms:

1.	Jurisdiction.

a. The Holding Company is a “savings and loan holding company” within the meaning of 12 U.S.C. § 1813(w)(3) and 12 U.S.C. § 1467a.

b. Pursuant to 12 U.S.C. § 1818(b)(9), the “appropriate Federal banking agency” may initiate a cease and desist proceeding against a savings and loan holding company in the same manner and to the same extent as against a savings association for regulatory violations and unsafe and unsound acts or practices.

c. Pursuant to 12 U.S.C. § 1813(q)(4), the Director of the OTS is the “appropriate Federal Banking agency” with jurisdiction to maintain an administrative enforcement proceeding against a savings and loan holding company. Therefore, the Holding Company is subject to the authority of the OTS to initiate and maintain an administrative cease and desist proceeding against it pursuant to 12 U.S.C. § 1818(b)(1) and (b)(9).

2.	OTS Findings of Fact.

Based on its January 31, 2008 Report of Examination of the Holding Company, the OTS finds that the Holding Company has engaged in unsafe and unsound practices that have resulted in the Holding Company’s wholly owned savings association subsidiary, BankUnited, FSB, Coral Gables, Florida, OTS Docket No. 08045 (Association), being in an unsatisfactory condition primarily due to the rising delinquencies and defaults in its payment option arm loan portfolio, a significant portion of which was originated on a “stated income” basis. The deterioration in this portfolio has resulted in the need for greater levels of capital and allowance for loan and lease losses at the Association.

3.	Consent.

The Holding Company consents to the issuance by the OTS of the accompanying Order to Cease and Desist (Order). The Holding Company further agrees to comply with the terms of the Order upon the Effective Date of the Order and stipulates that the Order complies with all requirements of law.

4.	Finality.

The Order is issued by the OTS under 12 U.S.C. § 1818(b) and upon the Effective Date it shall be a final order, effective and fully enforceable by the OTS under the provisions of 12 U.S.C. § 1818(i).

5.	Waivers.

The Holding Company waives the following:

a. The right to be served with a written notice of the OTS’s charges against it as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;

b. The right to an administrative hearing of the OTS’s charges as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;

c. The right to seek judicial review of the Order, including, without limitation, any such right provided by 12 U.S.C. § 1818(h), or otherwise to challenge the validity of the Order; and

d. Any and all claims against the OTS, including its employees and agents, and any other governmental entity for the award of fees, costs, or expenses related to this OTS enforcement matter and/or the Order, whether arising under common law, federal statutes or otherwise.

6.	OTS Authority Not Affected.

Nothing in this Stipulation or accompanying Order shall inhibit, estop, bar or otherwise prevent the OTS from taking any other action affecting the Holding Company if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.

7.	Other Governmental Actions Not Affected.

The Holding Company acknowledges and agrees that its consent to the issuance of the Order is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 6 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Holding Company that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.

8.	Miscellaneous.

a. The laws of the United States of America shall govern the construction and validity of this Stipulation and of the Order;

b. If any provision of this Stipulation and/or the Order is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise;

c. All references to the OTS in this Stipulation and the Order shall also mean any of the OTS’s predecessors, successors, and assigns;

d. The section and paragraph headings in this Stipulation and the Order are for convenience only and shall not affect the interpretation of this Stipulation or the Order;

e. The terms of this Stipulation and of the Order represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters; and

f. The Stipulation and Order shall remain in effect until terminated, modified, or suspended in writing by the OTS, acting through its Regional Director or other authorized representative.

9.	Signature of Directors/Board Resolution.

Each Director signing this Stipulation attests that he or she voted in favor of a Board Resolution authorizing the consent of the Holding Company to the issuance of the Order and the execution of the Stipulation.

WHEREFORE, the Holding Company, by its directors, executes this Stipulation.

Accepted by:

	BANKUNITED FINANCIAL CORP.	OFFICE OF THRIFT SUPERVISION
Coral Gables, Florida

By:	/s/ Alfred A. Camner	By:	/s/ John E. Ryan
	Alfred A. Camner		John E. Ryan
	Chairman of the Board		Southeast Regional Director

		Date:	See Effective Date on page 1

	/s/ Lawrence H. Blum	/s/ Bradley S. Weiss
	Lawrence H. Blum, Vice Chairman	Bradley S. Weiss, Director

	/s/ Tod N. Aronovitz	/s/ Allen M. Bernkrant
	Tod N. Aronovitz, Director	Allen M. Bernkrant, Director

/s/ Lauren R. Camner	/s/ Marc D. Jacobson
Lauren R. Camner, Director	Marc D. Jacobson, Director

/s/ Hardy C. Katz	/s/ Neil H. Messinger
Hardy C. Katz, Director	Neil H. Messinger, M.D., Director

/s/ Ramiro A. Ortiz	/s/ Albert E. Smith
Ramiro A. Ortiz, Director	Albert E. Smith, Ph.D., Director